Exhibit 10.1

SECOND AMENDMENT

TO

WARREN RESOURCES, INC.

2010 STOCK INCENTIVE PLAN

WARREN RESOURCES, INC., a Maryland corporation (the “Company”) adopted the Warren Resources, Inc. 2010 Stock Incentive Plan, originally effective January 1, 2010 and first amended effective as of January 1, 2012 (as first amended, the “Plan”). This Second Amendment to the Plan is made effective as of June 2, 2015 (the “Amendment Effective Date”), subject to approval by the Company’s stockholders.

RECITALS

A.   The Company established the Plan under which the Company is authorized to grant equity-based and cash incentive awards to certain employees, consultants and directors who are not employees of the Company and its Subsidiaries;

B.   Section 14 of the Plan provides that the Company’s board of directors (the “Board”) may amend the Plan subject to, in certain circumstances, the requisite prior or subsequent stockholder approval;

C. The Board now desires to amend the Plan in the manner contemplated hereby, subject to approval by the Company’s stockholders at the Company’s 2015 annual meeting, to (a) provide that the maximum number of shares of Common Stock in respect of which Awards may be granted under the Plan is 9,950,000, (b) provide that each share of Common Stock subject to an Award other than Stock Options and stock-settled Stock Appreciation Rights counts as 1.5 shares of Common Stock against the Plan Maximum while any stock options and stock appreciation rights are counted against the Plan Maximum as 1 share of Common Stock, and (c) remove the “reload” options from the suite of options available for issuance under the Plan; and

D.   Capitalized terms used but not defined herein shall have the same meaning as set forth in the Plan.

AMENDMENTS

1.              Section 5 of the Plan is hereby deleted and replaced in its entirety with the following:

5.                                      DURATION OF AND COMMON STOCK SUBJECT TO PLAN.

(a)         Term.  Subject to Section 13 below, the Plan shall terminate on ten (10) years from the date of adoption by the shareholders of the Company, except with respect to Awards then outstanding. No new Award may be granted under the Plan after that date.

(b)         Shares of Common Stock Subject to Plan.    The maximum number of shares of Common Stock in respect of which Awards may be granted under the Plan (the “Plan Maximum”) shall be 9,950,000, subject to adjustment as provided in Section 11 below. Common Stock issued under the Plan may be either authorized and unissued shares or treasury shares. The following terms and conditions shall apply to Common Stock subject to the Plan:

(i)	In no event shall more than the Plan Maximum be cumulatively available for Awards under the Plan;

(ii)

For the purpose of computing the total number of shares of Common Stock available for Awards under the Plan, there shall be counted against the foregoing limitations (A) the number of shares of Common Stock subject to issuance upon exercise or settlement of Awards (regardless of vesting), and (B) the number of shares of Common Stock which equal the value of Restricted Unit Grants or Stock Appreciation Rights determined at the dates on which such Awards are granted.

Awards that are made in a form other than Stock Options or stock-settled Stock Appreciation Rights and that are granted under the Plan after June 1, 2015, shall be counted against the Plan Maximum as set forth in the previous sentence as 1.5 shares of Common Stock for every one share of Common Stock subject to issuance in connection with such Award while any stock options and stock appreciation rights are counted against the Plan Maximum as 1 share of Common Stock;

(iii)

If any Awards are forfeited, cancelled, terminated, expire unexercised, settled in cash in lieu of stock (including the settlement of tax withholding obligations using Shares) or exchanged for other Awards, the shares of Common Stock which were previously subject to the Awards shall again be available for Awards under the Plan to the extent of such forfeiture, termination, expiration, cash settlement or exchange; provided, however, in the case of an Award that is not a Stock Option or stock-settled Stock Appreciation Right and that was made after June 1, 2015, 1.5 shares of Common Stock for each share of Common Stock underlying such Award shall again be available for Awards under the Plan; and

(iv)

Any shares of Common Stock which are used as full or partial payment to the Company by a Participant of the purchase price of shares of Common Stock upon exercise of a Stock Option shall again be available for Awards under the Plan.

2.              Section 6(d) of the Plan is hereby deleted and replaced in its entirety with the following:

(d)                                 Exercisability.

(i)

Incentive Stock Options and Nonqualified Stock Options shall be exercisable in installments as determined by the Committee in its sole discretion, and shall be subject to such other terms and conditions as the Committee shall determine at the date of grant; provided that if not otherwise determined by the Committee, Incentive Stock Options and Nonqualified Stock Options may be exercised as to one-third (33.33%) of the shares covered thereby beginning on the first anniversary date of the date of grant (hereinafter, an “Anniversary Date”) and thereafter an additional one-third (33.33%) on the second Anniversary Date, and an additional one-third (33.33%) on the third Anniversary Date, except as otherwise provided in Sections 9 and 12.

(ii)	Deferred Compensation Stock Options shall become exercisable in accordance with the terms of the grant thereof as established by the Committee.

3.              Section 6(h) of the Plan is hereby deleted and replaced in its entirety with the following:

(h)                                 Tax Withholding.    In addition to the alternative methods of exercise set forth in Section 6(e), holders of Nonqualified Stock Options, subject to the discretion of the Committee, may be entitled to elect at or prior to the time the exercise notice is delivered to the Company, to have the Company withhold from the shares of Common Stock to be delivered upon exercise of the Nonqualified Stock Option the number of shares of Common Stock (determined based on the Fair Market Value) that is necessary to satisfy any withholding taxes attributable to the exercise of the Nonqualified Stock Option so long as the amount withheld does not exceed the Company’s minimum statutory tax withholding attributable to the underlying transaction. Notwithstanding the foregoing provisions, a holder of a Nonqualified Stock Option may not elect to satisfy his or her withholding tax obligation in respect of any exercise as contemplated above if, in the opinion of counsel to the Company, there is substantial risk that such election could result in a violation of any then applicable rules or regulations, including federal or state securities law, or such withholding would have an adverse tax or accounting effect on the Company.

4.              Section 6(i) of the Plan is hereby deleted in its entirety.

5.              Except as set forth above, the Plan shall continue to read in its current state.

IN WITNESS WHEREOF, the Company has cause the execution of this Second Amendment by its duly authorized officer, effective as of the Amendment Effective Date.

WARREN RESOURCES, INC.

By:	/s/ SAEMA SOMALYA
	Name:	Saema Somalya
	Title:	Senior Vice President, General Counsel and Corporate Secretary